UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)         May 11, 2023

LAS VEGAS SANDS CORP.
(Exact name of registrant as specified in its charter)
Nevada
(State or other jurisdiction of incorporation)
001-32373		27-0099920
(Commission File Number)		(IRS Employer Identification No.)

5500 Haven Street
Las Vegas,	Nevada	89119
(Address of principal executive offices)		(Zip Code)
(702) 923-9000
(Registrant's Telephone Number, Including Area Code)

NOT APPLICABLE
 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock ($0.001 par value)	LVS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.			☐

ITEM 1.01.	Entry into a Material Definitive Agreement.

On May 11, 2023, Sands China Ltd., an exempted company incorporated in the Cayman Islands with limited liability (“Sands China”), an indirect subsidiary of Las Vegas Sands Corp., a Nevada corporation (the “Company”), entered into an amended and restated facility agreement (the “A&R Facility Agreement”) which amended and restated the facility agreement, dated as of November 20, 2018 (as amended, restated, amended and restated, supplemented and otherwise modified, including by waiver and amendment request letters, dated as of March 27, 2020 (the “First Waiver Letter”), September 11, 2020 (the “Second Waiver Extension Letter”), July 7, 2021 (the “Third Waiver Extension Letter”) and November 30, 2022 (the “Fourth Waiver Extension Letter”), the “Facility Agreement”), by and among Sands China, as borrower, Bank of China Limited, Macau Branch, as agent (the “Agent”), and the arrangers and lenders from time to time party thereto.

In the A&R Facility Agreement, the Agent and the lenders party to the A&R Facility Agreement have: (a) extended the termination date for the HKD commitments and USD commitments of the lenders that consented to the waivers and amendments in the A&R Facility Agreement (the “Extending Lenders”) from July 31, 2023 to July 31, 2025; (b) extended to (and including) January 1, 2024 the waiver period for the requirement for Sands China to comply with Clause 20.2 of the Facility Agreement, which requires Sands China to ensure (i) the Consolidated Leverage Ratio (as defined in the A&R Facility Agreement) as at the last day of any financial quarter does not exceed 4.00 to 1.00 and (ii) the Consolidated Interest Coverage Ratio (as defined in the Facility Agreement) as at the last day of any financial quarter is greater than 2.50 to 1.00; (c) amended the definition of Consolidated Total Debt (as defined in the A&R Facility Agreement) such that it excludes any Financial Indebtedness (as defined in the A&R Facility Agreement) that is subordinated and subject in right of payment to the prior payment in full of the A&R Facility Agreement (including the $1 billion subordinated unsecured term loan facility made available by the Company to Sands China, as previously disclosed in the Company’s Current Report on 8-K filed on July 11, 2022); (d) amended the maximum permitted Consolidated Leverage Ratio (as defined in the A&R Facility Agreement) as at the last day of each of the financial quarters ending March 31, 2024, June 30, 2024, September 30, 2024, December 31, 2024, and March 31, 2025 and subsequent financial quarters to be 6.25x, 5.50x, 5.00x, 4.50x, and 4.00x respectively; and (e) extended to (and including) January 1, 2025 the period during which Sands China’s ability to declare or make any dividend payment or similar distribution is restricted if at such time (x) the Lenders’ Total Commitments (as defined in the A&R Facility Agreement) exceed $2 billion by Sands China’s exercise of the option to increase the Total Commitments by an aggregate amount of up to $1 billion and (y) the Consolidated Leverage Ratio (as defined in the A&R Facility Agreement) is greater than 4.00 to 1.00, unless, after giving effect to such payment, the sum of (i) the aggregate amount of cash and cash equivalents of Sands China on such date and (ii) the aggregate amount of the undrawn facility under the A&R Facility Agreement and unused commitments under other credit facilities of Sands China is greater than $2 billion.

The Extending Lenders’ HKD commitments total HKD 17,633 million (approximately $2,251 million at exchange rates in effect on May 11, 2023) and USD commitments total $237 million, which together represent 100% of the total available commitments under the A&R Facility Agreement.

The terms of the A&R Facility Agreement will take effect with respect to the extended commitments of the Extending Lenders on July 31, 2023. Pursuant to the A&R Facility Agreement, Sands China agreed to pay a customary fee to the Extending Lenders.

Some of the lenders, agents and arrangers under the A&R Facility Agreement and their respective affiliates have provided, and may provide in the future, investment banking, commercial banking and other financial services for the Company and its subsidiaries in the ordinary course of business, for which they have received and would be expected to receive customary compensation.

The foregoing summary of the A&R Facility Agreement is not complete and is qualified in its entirety by reference to the full and complete text of the A&R Facility Agreement. A copy of the First Waiver Letter was filed as Exhibit 10.1 to the Current Report on Form 8-K filed on March 27, 2020, a copy of the Second Waiver Extension Letter was filed as Exhibit 10.1 to the Current Report on Form 8-K filed on September 11, 2020, a copy of the Third Waiver Extension Letter was filed as Exhibit 10.1 to the Current Report on Form 8-K filed on July 7, 2021, a copy of the Fourth Waiver Extension Letter was filed as Exhibit 10.1 to the Current Report on Form 8-K filed on November 30, 2022, and a copy of the A&R Facility Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

ITEM 9.01.	Financial Statements and Exhibits.

(d)	Exhibits
10.1	Amended and Restated Facility Agreement dated May 11, 2023, among Sands China Ltd., Bank of China Limited, Macau Branch, as agent, the arrangers listed therein and the original lenders listed therein
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: May 12, 2023

LAS VEGAS SANDS CORP.
By:	/S/ D. ZACHARY HUDSON
Name: D. Zachary Hudson Title: Executive Vice President, Global General Counsel and Secretary